UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 13, 2016

MAMMOTH ENERGY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37917	32-0498321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mammoth Energy Services, Inc. 4727 Gaillardia Parkway, Suite 200 Oklahoma City, OK		73142
(Address of principal executive offices)		(Zip code)

(405) 608-6007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On October 13, 2016, Mammoth Energy Services, Inc. (“Mammoth”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (the “Underwriters”). The Underwriting Agreement relates to Mammoth’s initial public offering of 7,750,000 shares of its common stock at a public offering price of $15.00 per share (the “Mammoth IPO”), of which 7,500,000 shares were offered by Mammoth and 250,000 shares were offered by certain selling stockholders named therein (the “Selling Stockholders”). Pursuant to the Underwriting Agreement, the Underwriters were granted a 30-day option to purchase up to 1,162,500 additional shares of Mammoth’s common stock at the same price per share, all of which would be sold by the Selling Stockholders. The Underwriting Agreement contains customary representations, warranties and agreements of Mammoth and the Selling Stockholders, and customary conditions to closing, obligations of the parties and termination provisions. Mammoth and the Selling Stockholders, severally and not jointly, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make because of any such liabilities. Mammoth and the Selling Stockholders also agreed to a 180-day lock-up with respect to an offer, sale or other disposition of common stock or securities convertible into or exchangeable or exercisable for common stock.

The offering was made pursuant to Mammoth’s effective registration statement on Form S-1 (File No. 333-213504). Mammoth’s common stock commenced trading on The Nasdaq Global Select Market on October 14, 2016 under the ticker symbol “TUSK.” The Mammoth IPO closed on October 19, 2016. Net proceeds to Mammoth from the sale of 7,500,000 shares of its common stock, after underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $103.2 million. On the closing date, Mammoth repaid in full the outstanding borrowings under its revolving credit facility with a portion of its net proceeds from the Mammoth IPO. Mammoth intends to use its remaining net proceeds for other general corporate purposes, which may include the acquisition of additional equipment and complementary businesses that enhance its existing service offerings, broaden its service offerings or expand its customer relationships.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for Mammoth and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. Specifically, affiliates of Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and PNC Capital Markets LLC, Underwriters for the Mammoth IPO, are lenders under Mammoth’s revolving credit facility and received 5% or more of the net proceeds from the Mammoth IPO as a result of the repayment of the outstanding borrowings under Mammoth’s revolving credit facility.

The preceding summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 19, 2016, Mammoth issued a press release announcing the completion of the initial public offering of its common stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Number	Exhibit

1.1	Underwriting Agreement, dated October 13, 2016, by and between Mammoth Energy Services, Inc. and Credit Suisse Securities (USA) LLC, as representative of the several underwriters.

99.1	Press release dated October 19, 2016 entitled “Mammoth Energy Services, Inc. Completes Initial Public Offering of Common Stock.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAMMOTH ENERGY SERVICES, INC.

Date: October 19, 2016	By:	/s/ Mark Layton
Mark Layton
Chief Financial Officer and Secretary

Exhibit Index

Number	Exhibit

1.1	Underwriting Agreement, dated October 13, 2016, by and between Mammoth Energy Services, Inc. and Credit Suisse Securities (USA) LLC, as representative of the several underwriters.

99.1	Press release dated October 19, 2016 entitled “Mammoth Energy Services, Inc. Completes Initial Public Offering of Common Stock.”